Exhibit 10.441

Inland Real Estate Acquisitions, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
Phone: (630) 218-4948 Fax: 4935
www.inlandgroup.com

P.T. Gateway, Ltd.
Attn: Frank Mihalopoulos	October 22, 2004
15900 Dooley Road
Addison, Texas 75001

Re:                             Gateway Station Shopping Center
College Station, Texas

Dear Frank:

This letter represents this corporation’s offer to purchase the Gateway Station Shopping Center with 23,431 net rentable square feet, situated on approximately 2.08 acres of land, located at 1501 University Drive at Loop 6, College Station, TX. (see Exhibit B attached)

The above property shall include all the land and buildings and common facilities, as well as all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all intangible rights relating to the property.

This corporation or its affiliated nominee will consummate this transaction on the following basis:

1.               The total purchase price shall be $6,300,443.00 all cash, plus or minus prorations, with no mortgage contingencies, to be paid at Closing on or before December 15, 2004 (see Paragraphs 5, 11 and 13).

Purchaser shall allocate the land, building and depreciable improvements prior to closing.

2.              Seller represents and warrants (to the best of the Seller’s knowledge), that the above referenced property is leased to the tenants described on Exhibit A on triple net leases covering the building and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any concessions given to any tenants that extend beyond the Closing day shall be settled at Closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

3.               Seller warrants and represents (to the best of the Seller’s knowledge), that the property is free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold, and the property is in full compliance with Federal, State, City and County ordinances, environmental laws and concerns, and no one has a lease that exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend except for extension options expressly set forth in the leases, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments.

4.               Seller warrants and represents (to the best of the Seller’s knowledge), that during the term of the leases the tenants and guarantors are responsible for and pay all operating expenses relating to the property on a prorata basis, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance, all common area maintenance, parking lot and the building, etc.

/s/ [ILLEGIBLE]

Gateway Station Shopping Center
October 15, 2004

Prior to closing, Seller shall not enter into or extend any agreements without Purchaser’s approval and any contract presently in existence not accepted by Purchaser shall be terminated by Seller. All work on the property shall be completed by Seller prior to Closing except for tenant improvements in the space subject to the Earnout provisions of paragraph 14 hereof.

5.               Seller shall indemnify Purchaser with respect to and warrants and represents to Purchaser that Purchaser shall have no obligation whatsoever regarding the construction of the shopping center or placing tenants into the rentable rental space.

Any and all tenants and guarantors shall acknowledge in writing that they shall look solely to the Seller, but not to the Purchaser and titleholder, for anything regarding the construction or improvements of the above-referenced shopping center.

Seller shall indemnify and guarantee to absolutely pay any costs whatsoever to complete the construction of the above shopping center, including any costs whatsoever needed to place the tenants into their agreed space according to each tenant’s lease which lease shall be subject to Purchaser’s approval. Further, Seller shall warrant that all construction (including tenant improvements constructed by Seller) shall be free from defect for a period of one year from Closing, and Seller shall promptly make any required repairs with respect thereto or cause Seller’s contractors to do so pursuant to their warranties.

6.             Ten (10) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser from all tenants and guarantors, if applicable.

7.               Seller is responsible for payment of any leasing brokerage fees or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same.

8.               This offer is subject to Seller supplying to Purchaser prior to closing certificates of insurance from the tenants in the form and coverage specified in their respective leases.

9.               It is understood that Seller has in its possession Level 1 Environmental Reports which Seller will supply to Purchaser within 5 (five) days of its acceptance hereof. Said reports must be acceptable to Purchaser.

10.         The above sale of the real estate shall be consummated by conveyance of a special warranty deed from Seller to Purchaser or its affiliated nominee, with the Seller paying any city, state, or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser’s lender, if any, and the money lender’s escrow. Seller will reserve a non-exclusive easement for the benefit of Seller.  Home Depot and the developer of the project for the construction, maintenance and reconstruction of a multi-tenant pylon sign to be located near the southwest corner of the property. The exact legal description of such easement will be agreed upon prior to the Initial Closing.

11.         The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, and Fidelity National Title Agency, Inc. in Dallas, Texas, with Polly Kendall providing the title work and issuing the policy, on or before December 15, 2004, at which time title to the above property shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances other than those matters which are acceptable to or waived by Purchaser, and a Texas Form T-1 owner’s title policy (with owner’s comprehensive, survey, access and contiguity endorsements), paid by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing for a period of two (2) years, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with a proration of real estate taxes based on the most recent bill or latest assessment, with a later reproration of taxes when the actual bills are received. In addition, Seller shall be solely responsible for all “rollback” taxes assessed against the Property before and after closing. At closing, no credit will be given to Sellers for any past due, unpaid or delinquent rents; however, Purchaser shall remit to Seller, promptly after receipt of same, any such past due or delinquent rents that accrued before closing and are received by

Purchaser after closing provided that all such amounts received by Purchaser shall be first applied to amounts due Purchaser.

12.         Neither Seller (Landlord) or any tenants and guarantor shall be in default on any lease or agreement at closing, nor is there any pending or, to Seller’s knowledge, threatened litigation.

13.         Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property. This offer is subject to Purchaser’s satisfaction that all material guarantees and warranties received by Seller are assignable and transferable to Purchaser.

14.         This offer is subject to the property being 100% occupied at the time of closing, with all tenants occupying their space, open for business, and paying full rent, including CAM, tax and insurance current, as shown on Exhibit A attached.  In the event the property is less than 100% occupied, then the Purchaser and Seller agree that there shall be an Initial Closing. The Initial Closing will be based on the Purchase Price/Earnout Formula which shall be equal to the actual Base Minimum Rent, less the amount, if any, by which the pass-through amount paid by any tenant is less than 100% of such tenant’s proportionate share; i.e.; Slippage, divided by a Base Rent Divider of 8.0654%.

The Seller shall have 24 months following the Initial Closing to receive the balance of the potential Earnout at the Earnout Closing(s) provided they are successful in the leasing of the vacant space and each tenant shall have accepted their space “as is” and takes total possession, has opened for business and commences full rental payments, including CAM, taxes an insurance on a prorata basis. It shall be Seller’s responsibility and sole cost and expense for leasing out and paying all costs related to placing the tenants into their leasable space. Each Earnout Closing shall occur upon 10 days prior written notice to Purchaser; it being expressly understood that the Seller waives its right to the additional Earnout if the final Seller’s notice has not been sent within 24 months after the Initial Closing date.

Seller shall be responsible on a monthly basis for all CAM, tax and insurance on a prorata basis for the space that is part of the Earnout formula until such time as the Seller perfects the income for such space, but in no event, following 24 months following the Initial Closing.

Not withstanding anything to the contrary, all Earnout Closings must comply with all of the terms, requirements and conditions contained in this entire agreement. At the Initial Closing, Purchaser shall deliver an undertaking from Inland Western Real Estate Trust, Inc. guaranteeing Purchaser’s obligation with respect to any potential Earnout.

Notwithstanding anything to the contrary the purchase price of $6,300,443.00 is the maximum purchase price.

15.         There are no real estate brokerage commissions involved in this transaction.

16.         Fifteen (15) days prior to closing, Seller must provide the title as stated above and a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all Table A optional survey responsibilities and acceptable to Purchaser and the title company.

17.         Seller agrees to immediately make available and disclose all information that Purchaser needs to evaluate the above property, including all inducements, abatements, concessions or cash payments given to tenants, and for CAM, copies of the bills. Seller agrees to cooperate fully with Purchaser and Purchaser’s representatives to facilitate Purchaser’s evaluations and reports, including at least a one-year audit of the books and records of the property.

This offer is, of course, predicated upon the Purchaser’s review and written approval of the existing ease, new lease, lease modifications (if any), all tenants correspondence. REA/OEA agreements, tenants and guarantors financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, etc.

If this offer is acceptable, please sign the original of this letter and initial each page keeping for your files and returning the original to me by October 25, 2004.

Sincerely,

ACCEPTED:			INLAND REAL ESTATE ACQUISITIONS, INC.

P.T. GATEWAY, LTD.
or nominee
By:	GP-PT Gateway, LLC,
Its general partner
	By:	/s/ [ILLEGIBLE]
/s/ Mark Youngman
Date:	10/24/04		Mark Youngman
Vice President

/s/ G. Joseph Cosenza
G. Joseph Cosenza
Vice Chairman

[SITE PLAN]

EXHIBIT B

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PHASE I
VICINITY MAP
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HWY 6 Frontage Road
SITE PLAN
UNIVERSITY DRIVE
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